Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Mick Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
Email: banking@therightbank.com

FOR IMMEDIATE RELEASE

Pacific Continental Corporation Reports First Quarter 2012 Results

Loan Growth and Efficiency Drive First Quarter 2012 Profitability

EUGENE, Ore., April 18, 2012 — Pacific Continental Corporation (Nasdaq: PCBK), the holding company of Pacific Continental Bank, today reported financial results for the first quarter 2012.

Recent highlights:

•	Net income of $2.7 million, an increase of 87.4% over the prior year first quarter.

•	First quarter growth of 5.6% and 5.1% in owner-occupied and commercial loans, respectively.

•	Efficiency ratio declines to 61.99%.

•	Reductions in nonperforming and classified assets continue.

•	Declared quarterly cash dividend of $0.05 per share.

•	Announced share repurchase plan.

•	Total risk-based capital ratio of 19.02%, significantly above the 10.0% minimum for “well-capitalized” designation.

•

Recognized by the Oregon Business magazine as one of the 100 Best Companies to Work for in Oregon, marking the thirteenth consecutive year the Company was named as a 100 best company. Additionally, Pacific Continental was one of just ten inaugural members of its “Hall of Fame” – a distinction that recognizes companies with ten or more appearances in the 100 Best competitions.

Net Income

Net income for first quarter 2012 was $2.7 million, up 87.4% over first quarter 2011. Earnings per diluted share for the current quarter were $0.15 compared to $0.08 for the same quarter last year. Return on average assets and return on average tangible equity for first quarter 2012 were 0.85% and 6.93%, up from the 0.49% and 3.90% reported for first quarter 2011. The efficiency ratio for first quarter 2012 was 61.99%, a significant improvement over the 68.05% reported for first quarter 2011.

“I am pleased with the first quarter results,” said Hal Brown, chief executive officer. “Improvements in operating efficiencies combined with strong first quarter loan growth reflect the many positive activities of our professional bankers,” added Brown.

Loan activity strengthens

Outstanding gross loans at March 31, 2012, were $825.6 million, up $4.8 million from the year-end. Growth in owner-occupied real estate loans and commercial loans during the first quarter more than offset continued contraction in other categories of real estate loans. First quarter growth in these two categories was especially strong increasing 5.6% and 5.1%, respectively, and when compared to one year ago, owner-occupied commercial real estate loans and commercial loans respectively increased 6.2% and 12.9%. The bank continues to enjoy success in lending to health care professionals. Dental practice loans now represent 27.0% of the total loan portfolio and the credit quality of the dental portfolio remains very strong.

“This growth continues to validate the Company’s business model and focused strategy on meeting the credit needs of community-based businesses, nonprofit organizations, health care and professional service providers,” said Roger Busse, president and chief operating officer. “We are seeing continued strengthening of our activity pipelines in all of our markets in what is still a volatile recovery,” added Busse.

Capital levels

In February 2012, the Company’s Board of Directors authorized the repurchase of up to five percent of the Company’s shares, or approximately 922,000 shares with the purchases to take place over the next 12 months. During the first quarter 2012, the Company repurchased 242,169 shares at a weighted average price of $8.62 per share. Share repurchases and cash dividend payments combined to keep capital levels relatively unchanged from year-end.

The Company’s capital ratios continue to be well above the minimum FDIC well-capitalized designated levels. At March 31, 2012, the Company’s Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and Total risk-based capital ratio were 12.80%, 17.76% and 19.02% as compared to 13.09%, 17.97% and 19.22% at December 31, 2011. The FDIC’s minimum well-capitalized designation ratios are 5.00%, 6.00% and 10.00%, respectively.

Classified assets, provisioning and loan statistics

Classified assets continued a seven-quarter trend of decline, and at March 31, 2012, totaled $68.0 million, a decrease of $511 thousand from the end of the prior quarter and down $27.8 million from March 31, 2011. Nonperforming assets, a subcategory of classified assets, totaled $35.1 million at March 31, 2012, or 2.72% of total assets, a decrease from December 31, 2011, and March 31, 2011, ratios of 2.92% and 3.67%, respectively.

Loans past-due 30-89 days were 0.67% of total loans at March 31, 2012, compared to 0.41% at December 31, 2011. This is the eleventh consecutive quarter in which this ratio was near or below one percent, a trend that suggests stabilization in the migration of problem loans.

“Our expectation is we will continue to see a reduction in the level of classified and problem assets during 2012, albeit at a slower pace than the prior year,” said Casey Hogan, chief credit officer. “Our ability to continue this trend will shift more resources to business development and growth initiatives as the year progresses,” added Hogan.

The Company’s first quarter 2012 provision for loan losses totaled $1.3 million down from $7.0 million in fourth quarter 2011, and down from $2.2 million in first quarter 2011. The lower provision for loan losses reflects improving credit quality combined with significantly lower levels of net charge offs. During the first quarter 2012, net loan charge offs totaled $412 thousand compared to $7.3 million in fourth quarter 2011 and $3.5 million in first quarter 2011.

The allowance for loan losses as a percentage of outstanding loans at March 31, 2012 was 1.92% compared to 1.82% at December 31, 2011 and 1.81% at March 31, 2011.

Core deposit growth slows

Period-end Company defined core deposits at March 31, 2012, declined by $26.9 million from the end of fourth quarter 2011. The decline in core deposits resulted from temporary funds of approximately $20.0 million held at the bank at year-end 2011, combined with typical seasonal deposit outflows that historically have occurred during the first quarter. Average core deposits for the first quarter 2012 were relatively unchanged from year end 2011 and from March 31, 2011. At period-end March 31, 2012, noninterest-bearing demand deposits totaled $281.2 million and represent 29.5% of core deposits.

Net interest margin

The first quarter 2012 net interest margin averaged 4.39%, a decline of 20 and 31 basis points from the margins reported for fourth and first quarters 2011, respectively. The contraction in the net interest margin was primarily due to lower yields on the Company’s loan and securities portfolio. Loan yields contracted during the first quarter 2012 when compared to the prior quarter and prior year as new loan production in this historically low interest rate environment was booked at yields lower than the average yield on the existing portfolio. In addition, increased competitive pressure has resulted in a number of rate reductions on existing loans prior to contractual maturity or repricing date. The yield on the securities portfolio was negatively impacted by low long-term interest rates that accelerated prepayments on the agency mortgage-back segment of the portfolio, thus increasing the amortization of premiums and reducing the yield on this portion of the portfolio.

Noninterest income and expense

First quarter noninterest income was $1.5 million up $302 thousand from first quarter 2011. The improvement in noninterest income was primarily due to a $127 increase in revenues from an investment bank-owned-life-insurance (“BOLI”), combined with approximately $117 in rental income received during the quarter on other real estate owned properties. On a linked-quarter basis, first quarter 2012 noninterest income was up $135 thousand, primarily due to increased BOLI investment income.

Noninterest expense in first quarter 2012 declined by $626 thousand or 6.7% from first quarter 2011. The decrease in expenses was primarily due to a $269 thousand reduction in FDIC insurance assessments and a $577 thousand decline in other real estate expense. The reduction in FDIC assessments reflects changes in assessment methodology implemented in second quarter 2011. The lower other real estate expense represents a significant decline in valuation write downs in the current quarter when compared to last year. A portion of the decline in these two categories was offset by a modest increase in personnel expense. On a linked-quarter basis, noninterest expense was down $1.1 million primarily due to a $783 drop in other real estate expenses and a $185 decline in FDIC assessments.

Conference call and audio webcast:

Management will conduct a live conference call and audio webcast for interested parties relating to the Company’s results for the first quarter 2012 on Thursday, April 19, 2012, at 11:00 a.m. Pacific Time / 2:00 p.m. Eastern Time. To listen to the conference call, interested parties should call (866) 292-1418. Following the formal remarks, a question and answer session will be open to all interested parties. The webcast will be available via Pacific Continental’s website (http://www.therightbank.com/). To listen to the live audio webcast, click on the webcast presentation link on the Company’s home page a few minutes before the presentation is scheduled to begin. An audio webcast replay is typically available within twenty-four hours following the live webcast and will be archived for one year on the Pacific Continental website. Any questions regarding the conference call presentation or webcast should be directed to Maecey Castle, vice president and director of corporate communications, at (541) 686-8685.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. The Bank also operates a loan production office in Tacoma, Washington. Pacific Continental, with $1.3 billion in assets, has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region’s largest markets including Seattle, Portland and Eugene. Pacific Continental targets the banking needs of community-based businesses, health care professionals, professional service providers and nonprofit organizations.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards and recognitions from highly regarded third-party organizations including The Seattle Times, the Portland Business Journal and Oregon Business magazine. A complete list of the company’s awards and recognitions – as well as supplementary information about Pacific Continental Bank – can be found online at www.therightbank.com. Pacific Continental Corporation’s shares are listed on the Nasdaq Global Select Market under the symbol “PCBK” and are a component of the Russell 2000 Index.

Forward-Looking Statement Safe Harbor

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward-looking statements include but are not limited to statements about future suggested problem loan migration, and are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the high concentration of loans of the company’s banking subsidiary in commercial and residential real estate lending; adverse economic trends in the United States and the markets we serve affecting the Bank’s borrower base; a continued decline in the housing and real estate market; a continued increase in unemployment or sustained high levels of unemployment; continued erosion or sustained low levels of consumer confidence; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs; vendor quality and efficiency; the company’s ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; a tightening of available credit and other risks and uncertainties discussed in the sections titled “Risk Factors”, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, as applicable, from Pacific Continental’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. This statement is included for the express purpose of invoking PSLRA’s safe harbor provisions.

PACIFIC CONTINENTAL CORPORATION

Consolidated Income Statements

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended
	March 31, 2012	March 31, 2011
Interest and dividend income
Loans	$12,122	$12,999
Securities	2,144	2,041
Federal funds sold & interest-bearing deposits with banks	1	2

	14,267	15,042

Interest expense
Deposits	1,139	1,926
Federal Home Loan Bank & Federal Reserve borrowings	469	492
Junior subordinated debentures	40	31
Federal funds purchased	6	11

	1,654	2,460

Net interest income	12,613	12,582
Provision for loan losses	1,300	2,150

Net interest income after provision for loan losses	11,313	10,432

Noninterest income
Service charges on deposit accounts	440	430
Other fee income, principally bankcard	387	387
Loan servicing fees	18	28
Mortgage banking income	72	42
Bank-owned life insurance income	127	—
Loss on sale of investment securities	—	(9)
Other noninterest income	408	272

	1,452	1,150

Noninterest expense
Salaries and employee benefits	4,913	4,667
Premises and equipment	863	858
Bankcard processing	141	157
Business development	423	382
FDIC insurance assessment	239	508
Other real estate expense	378	955
Other noninterest expense	1,762	1,818

	8,719	9,345

Income before provision for income taxes	4,046	2,237
Provision for income taxes	1,330	788

Net income	$2,716	$1,449

Earnings per share:
Basic	$0.15	$0.08

Diluted	$0.15	$0.08

Weighted average shares outstanding:
Basic	18,376,324	18,415,865
Common stock equivalents attributable to stock-based awards	141,996	28,539

Diluted	18,518,320	18,444,404

PERFORMANCE RATIOS
Return on average assets	0.85%	0.49%
Return on average equity (book)	6.07%	3.40%
Return on average equity (tangible) (1)	6.93%	3.90%
Net interest margin (2)	4.39%	4.70%
Efficiency ratio (3)	61.99%	68.05%

(1)	Tangible equity excludes goodwill and core deposit intangible assets related to acquisitions.
(2)	Net interest margin is reported on a tax-equivalent yield basis at a 35% tax rate.
(3)	Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus noninterest income.

PACIFIC CONTINENTAL CORPORATION

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	March 31, 2012	December 31, 2011	March 31, 2011
ASSETS
Cash and due from banks	$18,187	$19,807	$17,333
Interest-bearing deposits with banks	207	52	273

Total cash and cash equivalents	18,394	19,859	17,606
Securities available-for-sale	366,916	346,542	270,792
Loans held-for-sale	—	1,058	360
Loans, less allowance for loan losses and net deferred fees	809,031	805,211	826,466
Interest receivable	4,560	4,725	4,458
Federal Home Loan Bank stock	10,652	10,652	10,652
Property and equipment, net of accumulated depreciation	19,950	20,177	20,597
Goodwill and intangible assets	22,179	22,235	22,402
Deferred tax asset	6,648	7,308	9,869
Taxes receivable	1,671	1,671	—
Other real estate owned	10,102	11,000	13,740
Prepaid FDIC assessment	2,536	2,782	3,907
Bank-owned life insurance	15,165	15,038	—
Other assets	1,989	1,974	1,686

Total assets	$1,289,793	$1,270,232	$1,202,535

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing demand	$281,282	$278,576	$247,223
Savings and interest-bearing checking	517,350	545,856	541,833
Time $100,000 and over	72,309	72,436	62,385
Other time	83,706	68,386	74,929

Total deposits	954,647	965,254	926,370
Federal funds and overnight funds purchased	—	12,300	—
Federal Home Loan Bank borrowings	143,500	101,500	91,500
Junior subordinated debentures	8,248	8,248	8,248
Accrued interest and other payables	3,838	4,064	2,667

Total liabilities	1,110,233	1,091,366	1,028,785

Shareholders’ equity
Common stock: 50,000,000 shares authorized. Shares issued and outstanding: 18,195,415 at March 31, 2012, 18,435,084 at December 31, 2011 and 18,421,132 at March 31 ,2011	135,920	137,844	137,221
Retained earnings	39,267	37,468	35,234
Accumulated other comprehensive income	4,373	3,554	1,295

	179,560	178,866	173,750

Total liabilities and shareholders’ equity	$1,289,793	$1,270,232	$1,202,535

CAPITAL RATIOS
Total capital (to risk weighted assets)	19.02%	19.22%	18.18%
Tier I capital (to risk weighted assets)	17.76%	17.97%	16.93%
Tier I capital (to leverage assets)	12.08%	13.09%	13.42%
Tangible common equity (to tangible assets)(1)	12.42%	12.55%	12.82%
Tangible common equity (to risk-weighted assets)(1)	17.36%	17.47%	16.21%
OTHER FINANCIAL DATA
Shares outstanding at end of period	18,195,415	18,435,084	18,421,132
Tangible shareholders’ equity(1)	$157,381	$156,631	$151,348
Book value per share	$9.87	$9.70	$9.43
Tangible book value per share	$8.65	$8.50	$8.22

(1)	Tangible shareholders’ equity excludes goodwill and core deposit intangible assets related to acquisitions.

PACIFIC CONTINENTAL CORPORATION

Loans by Type and Allowance for Loan Losses

(In thousands)

(Unaudited)

	March 31, 2012	December 31, 2011	March 31, 2011
LOANS BY TYPE
Real estate secured loans:
Permanent loans:
Multifamily residential	$51,102	$51,897	$48,111
Residential 1-4 family	59,642	61,717	72,926
Owner-occupied commercial	218,526	207,008	205,701
Nonowner-occupied commercial	140,142	157,844	178,885

Total permanent real estate loans	469,412	478,466	505,623
Construction loans:
Multifamily residential	4,906	2,574	1,114
Residential 1-4 family	16,590	17,960	21,774
Commercial real estate	12,546	10,901	12,332
Commercial bare land and acquisition & development	18,566	19,496	25,072
Residential bare land and acquisition & development	11,016	12,707	14,506

Total construction real estate loans	63,624	63,638	74,798
Total real estate loans	533,036	542,104	580,421
Commercial loans	286,543	272,600	253,810
Consumer loans	4,569	4,569	5,966
Other loans	1,439	1,556	2,119

Gross loans	825,587	820,829	842,316
Deferred loan origination fees	(727)	(677)	(623)

	824,860	820,152	841,693
Allowance for loan losses	(15,829)	(14,941)	(15,227)

	$809,031	$805,211	$826,466

Real estate loans held-for-sale	$—	$1,058	$360

	Three months ended
	March 31, 2012	December 31, 2011	March 31, 2011
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$14,941	$15,287	$16,570
Provision for loan losses	1,300	7,000	2,150
Loan charge offs	(522)	(7,720)	(3,613)
Loan recoveries	110	374	120

Net charge offs	(412)	(7,346)	(3,493)

Balance at end of period	$15,829	$14,941	$15,227

PACIFIC CONTINENTAL CORPORATION

Selected Other Financial Information and Ratios

(In thousands)

(Unaudited)

	Three months ended
	March 31, 2012	December 31, 2011	March 31, 2011
BALANCE SHEET AVERAGES
Loans(1)	$826,265	$825,988	$850,806
Allowance for loan losses	(15,427)	(15,250)	(17,189)

Loans, net of allowance	810,838	810,738	833,617
Securities and short-term deposits	360,940	341,563	261,272

Earning assets	1,171,778	1,152,301	1,094,889
Noninterest-earning assets	112,849	105,416	106,368

Assets	$1,284,627	$1,257,717	$1,201,257

Interest-bearing core deposits(2)	$586,154	$597,550	$630,327
Noninterest-bearing core deposits(2)	283,943	275,212	246,882

Core deposits(2)	870,097	872,762	877,209
Noncore interest-bearing deposits	78,781	73,988	52,714

Deposits	948,878	946,750	929,923
Borrowings	151,828	124,775	94,832
Other noninterest-bearing liabilities	4,037	4,616	3,526

Liabilities	1,104,743	1,076,141	1,028,281

Shareholders’ equity (book)	179,884	181,576	172,976

Liabilities and equity	$1,284,627	$1,257,717	$1,201,257

Shareholders’ equity (tangible)(3)	$157,675	$159,313	$150,544

SELECTED MARKET DATA
Eugene market gross loans, period end	$251,434	$250,345	$255,342
Portland market gross loans, period end	417,382	406,316	403,575
Seattle market gross loans, period end	156,771	164,168	183,399

Total gross loans, period end	$825,587	$820,829	$842,316

Eugene market core deposits, period end(2)	$502,710	$526,928	$509,572
Portland market core deposits, period end(2)	235,571	237,230	246,339
Seattle market core deposits, period end(2)	120,648	121,685	117,873

Total core deposits, period end(2)	858,929	885,843	873,784
Other deposits, period end	95,718	79,411	52,586

Total	$954,647	$965,254	$926,370

Eugene market core deposits, average(2)	$506,776	$509,882	$515,264
Portland market core deposits, average(2)	242,659	239,459	245,911
Seattle market core deposits, average(2)	120,662	123,421	116,034

Total core deposits, average(2)	870,097	872,762	877,209
Other deposits, average	78,781	73,988	52,714

Total	$948,878	$946,750	$929,923

NET INTEREST MARGIN RECONCILIATION
Yield on average loans	6.01%	6.17%	6.32%
Yield on average securities(4)	2.60%	2.88%	3.33%

Yield on average earning assets(4)	4.96%	5.19%	5.61%
Rate on average interest-bearing core deposits	0.53%	0.58%	1.08%
Rate on average interest-bearing non-core deposits	1.85%	1.81%	1.85%

Rate on average interest-bearing deposits	0.69%	0.72%	1.14%
Rate on average borrowings	1.36%	1.68%	2.28%

Cost of interest-bearing funds	0.81%	0.87%	1.28%

Interest rate spread(4)	4.15%	4.32%	4.33%

Net interest margin(4)	4.39%	4.59%	4.70%

(1)	Includes loans held-for sale.
(2)	Core deposits include all demand, savings, and interest checking accounts plus all local time deposits including local time deposits in excess of $100.
(3)	Tangible equity excludes goodwill and core deposit intangible assets related to acquisitions.
(4)

Tax-exempt income has been adjusted to a tax-equivalent basis at a 35% tax rate. The amount of such adjustment was an addition to recorded income of approximately $186 thousand, $162 thousand and $104 thousand for the three months ended March 31, 2012, December 31, 2011 and March 31, 2011, respectively

PACIFIC CONTINENTAL CORPORATION

Nonperforming Assets and Asset Quality Ratios

(In thousands)

(Unaudited)

	March 31, 2012	December 31, 2011	March 31, 2011
NONPERFORMING ASSETS
Non-accrual loans
Real estate secured loans:
Permanent loans:
Multifamily residential	$—	$—	$64
Residential 1-4 family	3,344	3,426	6,503
Owner-occupied commercial	5,058	5,138	1,959
Nonowner-occupied commercial	—	575	9,622

Total permanent real estate loans	8,402	9,139	18,148
Construction loans:
Multifamily residential	—	—	232
Residential 1-4 family	15	757	1,972
Commercial real estate	933	933	1,500
Commercial bare land and acquisition & development	8,491	7,837	—
Residential bare land and acquisition & development	1,791	1,929	2,024

Total construction real estate loans	11,230	11,456	5,728

Total real estate loans	19,632	20,595	23,876
Commercial loans	5,899	5,999	7,275

Total nonaccrual loans	25,531	26,594	31,151
90-days past due and accruing interest	—	—	—
Total nonperforming loans	25,531	26,594	31,151

Nonperforming loans guaranteed by government	(492)	(495)	(761)
Net nonperforming loans	25,039	26,099	30,390

Other real estate owned	10,102	11,000	13,740

Total nonperforming assets, net of guaranteed loans	$35,141	$37,099	$44,130

ASSET QUALITY RATIOS
Allowance for loan losses as a percentage of total loans outstanding	1.92%	1.82%	1.81%
Allowance for loan losses as a percentage of total nonperforming loans, net of government guarantees	63.22%	57.25%	50.11%
Quarter to date net loan charge offs (recoveries) as a percentage of average loans, annualized	0.20%	3.53%	1.67%
Net nonperforming loans as a percentage of total loans	3.04%	3.18%	3.61%
Nonperforming assets as a percentage of total assets	2.72%	2.92%	3.67%
Consolidated classified asset ratio(1)	38.44%	38.91%	55.27%
Past due as a percentage of total loans (2)	0.67%	0.41%	1.02%

(1)

Classified asset ratio is defined as the sum of all loan-related contingent liabilities and loans internally graded substandard or worse, impaired loans (net of government guarantees), adversely classified securities, and other real estate owned, divided by total consolidated Tier 1 capital plus the allowance for loan losses.

(2)	Defined as loans past due more than 30 days and still accruing interest, as a percentage of total loans, net of deferred fees.

PACIFIC CONTINENTAL CORPORATION

Nonperforming Loan Rollforward

(In thousands)

(Unaudited)

	Balance at December 31, 2011	Additions to Non-performing	Reclassification	Net Paydowns	Returns to Performing	Charge-offs	Transfers to OREO	Balance at March 31, 2012
Real estate loans
Multifamily residential	$—	$—	$—	$—	$—	$—	$—	$—
Residential 1-4 family	3,426	189	—	(50)	—	(148)	(73)	3,344
Owner-occupied commercial	5,138	—	—	(80)	—	—	—	5,058
Nonowner-occupied commercial	575	—	—	(565)	—	(10)	—	—

Total real estate loans	9,139	189	—	(695)	—	(158)	(73)	8,402
Construction
Multifamily residential	—		—	—	—	—	—	—
Residential 1-4 family	757		—	(674)	—	(68)	—	15
Commercial real estate	933		—	—	—	—	—	933
Commercial bare land and acquisition & development	7,837	660	—	(6)	—	—	—	8,491
Residential bare land and acquisition & development	1,929	143	—	(144)	—	(137)	—	1,791

Total construction loans	11,456	803	—	(824)	—	(205)	—	11,230
Commercial and other	5,999	—	—	(100)	—	—	—	5,899
Consumer	—	—	—	—	—	—	—	—

Total	$26,594	$992	$—	$(1,619)	$—	$(363)	$(73)	$25,531

PACIFIC CONTINENTAL CORPORATION

Other Real Estate Owned Rollforward

(In thousands)

(Unaudited)

	Balance at December 31, 2011	Additions to OREO	Capitalized Costs	Paydowns/ Sales	Writedowns/ Loss/Gain	Balance at March 31, 2012
Real estate
Multifamily residential	$—	$—	$—	$—	$—	$—
Residential 1-4 family	3,242	73	—	(382)	(148)	2,785
Owner-occupied commercial	469	—	—	—	(33)	436
Nonowner-occupied commercial	4,769	—	—	(244)	(163)	4,362

Total real estate loans	8,480	73	—	(626)	(344)	7,583
Construction
Multifamily residential	—	—	—	—	—	—
Residential 1-4 family	234	—	—	—	—	234
Commercial real estate	1,425	—	—	—	—	1,425
Commercial bare land and acquisition & development	819	—	—	—	—	819
Residential bare land and acquisition & development	42	—	—	—	(1)	41

Total construction loans	2,520	—	—	—	(1)	2,519
Commercial and other	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total	$11,000	$73	$—	$(626)	$(345)	$10,102

PACIFIC CONTINENTAL CORPORATION

Aged Analysis of Loans Receivable (Unaudited)

(In thousands)

As of March 31, 2012

	30-59 Days Past Due Still Accruing	60-89 Days Past Due Still Accruing	Greater Than 90 Days Still Accruing	Nonaccrual	Total Past Due and Nonaccrual	Total Current	Total Loans Receivable
Real estate loans
Multifamily residential	$—	$—	$—	$—	$—	$51,102	$51,102
Residential 1-4 family	635	243	—	3,344	4,222	55,420	59,642
Owner-occupied commercial	—	732	—	5,058	5,790	212,736	218,526
Nonowner-occupied commercial	96	—	—	—	96	140,046	140,142

Total real estate loans	731	975	—	8,402	10,108	459,304	469,412
Construction
Multifamily residential	—	—	—	—	—	4,906	4,906
Residential 1-4 family	—	—	—	15	15	16,575	16,590
Commercial real estate	1,538	—	—	933	2,471	10,075	12,546
Commercial bare land and acquisition & development	—	—	—	8,491	8,491	10,075	18,566
Residential bare land and acquisition & development	—	—	—	1,791	1,791	9,225	11,016

Total construction loans	1,538	—	—	11,230	12,768	50,856	63,624
Commercial and other	1,340	951	—	5,899	8,190	279,792	287,982
Consumer	6	9	—	—	15	4,554	4,569

Totals	$3,615	$1,935	$—	$25,531	$31,081	$794,506	$825,587

PACIFIC CONTINENTAL CORPORATION

Aged Analysis of Loans Receivable (Unaudited)

(In thousands)

As of March 31, 2011

	30-59 Days Past Due Still Accruing	60-89 Days Past Due Still Accruing	Greater Than 90 Days Still Accruing	Nonaccrual	Total Past Due and Nonaccrual	Total Current	Total Financing Receivables
Real estate loans
Multifamily residential	$—	$—	$—	$64	$64	$48,047	$48,111
Residential 1-4 family	588	2,453	—	6,503	9,544	63,382	72,926
Owner-occupied commercial	2,694	—	—	1,959	4,653	201,048	205,701
Nonowner-occupied commercial	5	14	—	9,622	9,641	169,244	178,885

Total real estate loans	3,287	2,467	—	18,148	23,902	481,721	505,623
Construction
Multifamily residential	—	—	—	232	232	882	1,114
Residential 1-4 family	213	—	—	1,972	2,185	19,589	21,774
Commercial real estate	1,538	—	—	1,500	3,038	9,294	12,332
Commercial bare land and acquisition & development	660	—	—	—	660	24,412	25,072
Residential bare land and acquisition & development	—	—	—	2,024	2,024	12,482	14,506

Total construction loans	2,411	—	—	5,728	8,139	66,659	74,798
Commercial and other	452	—	—	7,275	7,727	248,202	255,929
Consumer	22	—	—	—	22	5,944	5,966

Total	$6,172	$2,467	$—	$31,151	$39,790	$802,526	$842,316

PACIFIC CONTINENTAL CORPORATION

Credit Quality Indicators (Unaudited)

(In thousands)

As of March 31, 2012

	Loan Grade
	Pass	Special Mention	Substandard	Doubtful	Totals
Real estate loans
Multifamily residential	$49,762	$—	$1,340	$—	$51,102
Residential 1-4 family	49,583	—	10,059	—	59,642
Owner-occupied commercial	205,878	—	11,083	1,565	218,526
Nonowner-occupied commercial	137,782	—	2,360	—	140,142

Total real estate loans	443,005	—	24,842	1,565	469,412
Construction
Multifamily residential	4,906	—	—	—	4,906
Residential 1-4 family	13,356	—	3,234	—	16,590
Commercial real estate	8,742	—	3,804	—	12,546
Commercial bare land and acquisition & development	10,074	—	8,492	—	18,566
Residential bare land and acquisition & development	6,164	—	4,852	—	11,016

Total construction loans	43,242	—	20,382	—	63,624
Commercial and other	277,913	—	9,993	76	287,982
Consumer	4,491	—	78	—	4,569

Totals	$768,651	$—	$55,295	$1,641	$825,587

PACIFIC CONTINENTAL CORPORATION

Credit Quality Indicators (Unaudited)

(In thousands)

As of March 31, 2011

	Loan Grade
	Pass	Special Mention	Substandard	Doubtful	Totals
Real estate loans
Multifamily residential	$44,121	$—	$3,990	$—	$48,111
Residential 1-4 family	57,194	—	15,248	484	72,926
Owner-occupied commercial	195,723	—	9,978	—	205,701
Nonowner-occupied commercial	166,729	—	12,156	—	178,885

Total real estate loans	463,767	—	41,372	484	505,623
Construction
Multifamily residential	882	—	232	—	1,114
Residential 1-4 family	18,524	—	3,250	—	21,774
Commercial real estate	7,893	—	4,439	—	12,332
Commercial bare land and acquisition & development	11,347	—	13,725	—	25,072
Residential bare land and acquisition & development	10,753	—	3,753	—	14,506

Total construction loans	49,399	—	25,399	—	74,798
Commercial and other	244,382	400	11,147	—	255,929
Consumer	5,909	—	57	—	5,966

Totals	$763,457	$400	$77,975	$484	$842,316